Media contact:               Charles Keller
                             612-678-7786
                             charles.r.keller@ampf.com
 Stockholder contact:
                             Chris Moran
                             617-218-3864
                             christopher.m.moran@ampf.com

              SELIGMAN LASALLE INTERNATIONAL REAL ESTATE FUND, INC.
                                   (NYSE: SLS)
                    ANNOUNCES CHANGES TO DISTRIBUTION POLICY;
                      NO CHANGE TO STOCK REPURCHASE PROGRAM

NEW YORK, January 8, 2009 - Seligman LaSalle International Real Estate Fund, Inc. (the "Fund") (NYSE: SLS) today announced changes to its distribution policy. The Fund also announced that, at the current time, there are no changes to its stock repurchase program.

Effective today, the Fund has eliminated its level rate distribution policy under which the Fund has paid quarterly distributions to Stockholders equal to 1.75% of the Fund's initial public offering price of $25.00, or approximately 7% on an annual basis (the "Level Distribution Policy"). Effective today, the Fund has adopted an earned distribution policy, meaning that the Fund generally intends to make distributions to holders of Common Stock ("Stockholders") that are approximately equal to all distributions received by the Fund from its underlying portfolio investments (regardless of their characterization for tax purposes), less Fund expenses. These distributions received by the Fund from its underlying portfolio investments may include returns of capital from such investments. In addition, the Fund may, from time to time, make distributions in excess of the foregoing, and this excess may be a return of capital distributed from the Fund's assets. The change being implemented by the Fund is driven largely by market factors and is consistent with the experience of other closed-end funds, many of which have reduced or are expected to reduce distributions to their stockholders.

As was the case with the Level Distribution Policy, distributions to be paid to Stockholders by the Fund under the new, earned distribution policy are subject to recharacterization for tax purposes because the securities (e.g., real estate investment trusts) in which the Fund invests may not provide complete tax information to the Fund as to the tax character of the dividends distributed by such company (e.g., income, capital gain or return of capital) until after the Fund has made its distribution to Stockholders. This recharacterization could result in a proportionate increase in returns of capital to Stockholders.

In eliminating the Level Distribution Policy, the Fund's Board of Directors determined at a meeting held today (the "Meeting") that such policy should not be continued in light of current market conditions and other factors. The Board considered that the distribution rate under the Level Distribution Policy was not dependent upon the amount of the

Fund's earned income or realized capital gains, and resulted in over half of the 2008 distributions to Stockholders being deemed a return of capital. The Board also considered potential adverse tax consequences associated with maintaining the Level Distribution Policy. In certain situations, returns of capital could be taxable for federal income tax purposes, and all or a portion of the Fund's capital loss carryforwards from prior years could effectively be forfeited.

The Fund expects distributions to be paid quarterly in March, June, September and December.

The Board also considered at the Meeting the Fund's stock repurchase program and determined that, at the current time, no changes were necessary. Under the Fund's Dividend Investment Plan, unless a Stockholder elects otherwise, any dividends, distributions of capital gains, and other distributions of the Fund are automatically reinvested in additional shares of Common Stock of the Fund.
The Fund's stock repurchase program allows the Fund to make open market purchases of its Common Stock from time to time, when the Fund is trading at a discount to its net asset value, in an amount approximately sufficient to offset the growth in the number of its shares of Common Stock issued as a result of the reinvestment of the portion of its distributions to Stockholders that are attributable to distributions received by the Fund from its underlying portfolio investments. Assets of the Fund used to repurchase its Common Stock are not available for investment in accordance with the Fund's investment objective and policies.

Effective November 7, 2008, the Fund is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. Prior to then, the Fund was managed by J. & W. Seligman & Co. Incorporated. Seligman Advisors, Inc. is the principal underwriter of the RiverSource family of funds, which includes the Fund.

The net asset value of shares may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

Investments in real estate securities may be subject to specific risks, such as risks to general and local economic conditions, and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund's most recent periodic reports, when available, and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing.

There is no guarantee that the Fund's investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED        MAY LOSE VALUE                  NO BANK GUARANTEE
NOT A DEPOSIT           NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY